Exhibit 99.1

May 13, 2022

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

Update on Vulcan’s Mexico Operations

BIRMINGHAM, Ala., May 13, 2022 /PRNewswire/ — Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today provided an update with respect to its Mexican SAC TUN operations.

Today, Vulcan Materials Company (“Vulcan” or the “Company”) confirmed that the Mexican government has suspended the three-year customs permit granted in March 2022 to the Mexican subsidiary of the Company and has begun a proceeding that could result in the revocation of that permit. A decision to maintain or revoke the permit will be made within weeks.

This routinely renewed permit had been recently granted for customs purposes at the port terminal within our property. The port terminal is operated by the Company pursuant to a concession that is valid through 2037. The permit enables Vulcan’s subsidiary to export its production to the United States; however, absent the customs permit no export or import operations of any kind may be conducted by any entity at the port terminal.

As with the arbitrary shutdown orders to immediately cease underwater quarrying and extraction operations received on May 5, Vulcan strongly believes that this latest action by Mexico is arbitrary and illegal.

These adverse measures have the effect of shutting down the operations of SAC TUN in Quintana Roo, Mexico. Vulcan has sought injunctive relief in Mexico that, if granted and complied with, would enable the Company to resume normal operations including the extraction, processing and export of materials. Should the Company be unable to fully operate in Mexico for the balance of 2022, the potential EBITDA impact would range from $80 million to $100 million, which would approximate 5% of Vulcan’s Adjusted EBITDA guidance of $1.720-$1.820 billion for 2022. The Company intends to vigorously pursue all lawful avenues available to it in order to protect its rights, under both Mexican and international law, and resume normal operations as soon as permitted.

The Company has quarried limestone legally in Mexico – on land that it owns – for over 30 years. Vulcan has the right to maintain full ownership of its properties, owns the limestone reserves in the same, and complies and has always complied with Mexican law, including the laws and permitting regulating our operations from which we service our customers in the United States, Mexico and the Caribbean basin.

Since late 2018, Vulcan Materials has been engaged in a NAFTA arbitration with Mexico over Mexico’s repudiation of an agreement to unlock a portion of Vulcan’s aggregates reserves in Mexico and the arbitrary shutdown of a different portion of the Company’s quarrying operations there. A hearing took place in July 2021, and a decision is expected in the second half of 2022. This decision may be delayed if the Tribunal accepts the Company’s recent request to hear the new NAFTA violations related to Mexico’s latest measures. Vulcan has continued to engage with government officials to pursue an amicable resolution of the dispute while awaiting the final resolution from the NAFTA tribunal.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements. Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan’s business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; risks related to international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan’s products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan’s ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220